Exhibit 99.77(c)

ITEM 77C – Matters submitted to a vote of security holders

1.	A meeting of shareholders of was held on May 8, 2018, to approve a new investment management agreement between Voya Investments, LLC and the Voya Target Date Funds.

Fund Name	Proposal	Shares Voted For	Shares Voted Against or Withheld	Shares Abstained	Broker non-vote	Total Shares Voted
Voya Target In-Retirement Fund	1	194,705.363	0.000	96,872.315	0.000	291,577.678
Voya Target Retirement 2020 Fund	1	251,986.208	0.000	50,412.255	0.000	302,398.463
Voya Target Retirement 2025 Fund	1	389,328.626	0.000	1,373.310	0.000	390,701.936
Voya Target Retirement 2030 Fund	1	299,831.896	0.000	121,197.428	0.000	421,029.024
Voya Target Retirement 2035 Fund	1	232,705.021	455.857	0.000	0.000	233,160.878
Voya Target Retirement 2040 Fund	1	130,260.204	0.000	0.000	0.000	130,260.204
Voya Target Retirement 2045 Fund	1	152,822.406	0.000	47,585.497	0.000	200,407.903
Voya Target Retirement 2050 Fund	1	138,501.808	0.000	0.000	0.000	138,501.808
Voya Target Retirement 2055 Fund	1	128,174.130	441.315	8,456.394	0.000	137,071.839
Voya Target Retirement 2060 Fund	1	131,343.852	0.000	0.000	0.000	131,343.852

Proposal was passed for all funds.